SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
GOLDEN STATE VINTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Golden State Vintners Board of Directors and Special Committee Approve Reverse Stock Split as Part of Going Private Transaction

NAPA, California—September 12, 2003—Golden State Vintners, Inc. (NASDAQ:VINT) announced that the Company's Board of Directors has approved a 1 for 5,900 reverse split of each of the Company's shares of Class A and Class B common stock. The reverse split is intended to take the Company private and is subject to approval by a majority of the voting power of the Company's outstanding common stock at the Company's next annual meeting scheduled to be held in November 2003, with exact timing dependent on the completion and review of necessary filings by the Securities and Exchange Commission ("SEC").

If Golden State Vintners' stockholders approve the proposed reverse split, each stockholder owning fewer than 5,900 shares of existing Class A or Class B common stock will receive cash in the amount of $3.25 for each pre-split share of common stock held by that stockholder. Each stockholder owning more than 5,900 shares of Class A or Class B common stock, but not a number of shares evenly divisible by 5,900, will receive cash in the amount of $3.25 per pre-split share in lieu of any fractional shares resulting from the reverse split. The $3.25 per share cash consideration represents a 56.3% premium over the $2.08 closing price for the Company's common stock on September 11, 2003, the last day of trading prior to this announcement.

The reverse split is subject to various conditions, including approval by the Company's primary lenders and its stockholders. It is anticipated that shares controlled directly or indirectly by the Company's directors will be voted in favor of the transaction which together account for at least 80% of the total votes entitled to be cast.

The transaction was unanimously recommended by a Special Committee of outside independent directors and approved by the Company's Board of Directors. Adams, Harkness & Hill, Inc. served as financial advisor to the Special Committee and provided its fairness opinion to the Special Committee.

If stockholders approve the reverse split, the Company will become a privately-held company. Accordingly, the Company's common stock will no longer be traded on NASDAQ, the registration of the common stock under the Securities Exchange Act of 1934 will terminate, and the Company will cease filing reports with the SEC.

The announcement of the proposed reverse split transaction described above is not a solicitation of a proxy. The Company intends to promptly file preliminary proxy materials and other necessary filings with the SEC for the annual meeting of the stockholders to vote on the proposed transaction. Upon completion of the SEC's review of the preliminary proxy materials, the Company intends to hold its annual meeting of stockholders to vote on the necessary amendments to the Company's Certificate of Incorporation, and will file with the SEC and mail to the Company's stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the transaction, including, among other things, the recommendation of the Company's Board of Directors and the Special Committee regarding the transaction. Stockholders of the Company are advised to read the definitive proxy materials when made available, including the proxy statement, before making any decisions regarding the transaction. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC's website at www.sec.gov or from the Secretary of the Company when they are mailed to stockholders.

Golden State Vintners and certain officers and directors of the Company may be deemed to be participants in the solicitation of proxies from the stockholders of Golden State Vintners in favor of the proposed reverse split. The executive officers and directors of the Company who may be participants in the solicitation of proxies in connection with the proposed reverse split have not been determined as of the date of this release. A description of the interests of the executive officers and directors in the Company is set forth in the proxy statement for the Company's 2002 Annual Meeting of Stockholders, which was filed with the SEC on October 17, 2002. Stockholders may obtain more detailed information regarding the direct and indirect interests of the Company's executive officers and directors in the proposed reverse split by reading the proxy statement when it becomes available.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California's major branded wineries and to a number of international wineries. The combination of GSV's extensive vineyard holdings and five strategically located facilities has enabled the Company to become one of California's lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV's five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon. GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Except for historical information set forth in this press release, the information set forth herein contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby. Due to a number of factors, including changing market conditions, regulatory approval processes, and a variety of other factors, the achievement of forward-looking statements contained in this press release is subject to risks and uncertainties. In that regard, actual results could vary materially from those projected. For further details and a discussion of these risks and uncertainties, see Golden State Vintners' SEC filings, including its most recent Form 10-Q and Form 10-K.

CONTACT: Golden State Vintners, Inc.
Jeffrey O'Neill, 707/254-4900
joneill@gsvwine.com
or
FD Morgen-Walke
Jim Byers, 415/439-4504 (Investors)
Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners